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                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors
CVS Corporation and Subsidiaries:

We consent to the use of our reports dated February 1, 2002, with respect to the consolidated balance sheets of CVS Corporation and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fifty-two week periods ended December 29, 2001 and December 30, 2000 and the fifty-three week period ended January 1, 2000 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Independent Public Accountants" in the prospectus.


/s/ KPMG LLP
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Providence, Rhode Island

February 13, 2003